UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

December 17, 2014

BIO-AMD, INC.
(Exact name of registrant as specified in charter)

NEVADA
(State or other Jurisdiction of Incorporation or Organization)

000-52601	3rd Floor, 14 South Molton Street London, UK W1K 5QP	20-5242826
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

+44(0)8445-861910
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On December 17, 2014, Bio Alternative Medical Devices Ltd., (“Bio-AMD Ltd.”) a subsidiary majority owned by Bio-AMD Inc., entered into a Master Agreement (the “Agreement”) with Sysmex Corporation (“Sysmex”) pursuant to which the parties will jointly conduct a feasibility study (the “Study”) for the potential development of a medical point-of-care reader device with disposable test strips for PT-INR assays and new future assays in the field of hemostasis (the “Product”).  During the feasibility study, the parties will negotiate the terms and conditions of possible future terms for further research (the “Research”), if any, with respect to developing the Product. Sysmex will own all intellectual property developed by either party in connection with the Research and will reimburse Bio-AMD Ltd. for its costs and expenses incurred in connection with the Research. An expense advance of £642,067 (approximately $1,000,000) will be made to Bio-AMD Ltd. on signing the Agreement, and further cost reimbursements will be made during the term of the Agreement set against milestone criteria agreed by both parties.

If Sysmex determines the feasibility study to be successful, the parties will, during the term of the Agreement, enter into negotiations to determine the terms under which Bio-AMD Ltd. will either manufacture the Product or license its intellectual property to allow the third-party manufacture of the Product, and for the terms under which Sysmex acquires the manufactured Product and its commercial resale; however there can be no assurance that such a manufacturing/license agreement will ever be consummated or that the Product will ever be commercially sold by Sysmex. The Agreement will terminate after 27 months or upon completion of the Research, whichever is earlier, and may be terminated by (i) Sysmex upon one month’s notice to Bio-AMD Ltd. and (ii) Bio-AMD Ltd. upon three month’s written notice to Sysmex.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Bio-AMD, Inc. (Registrant)

Date: December 19, 2014	By:	/s/ Thomas Barr
Name: Thomas Barr
Title: Chief Executive Officer